Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:47 PM 03/31/2021
FILED 06:50 PM 03/31/2021
SR 20211129550 - File Number 2918322

CERTIFICATE OF CONVERSION

OF

NISSAN-INFINITI LT

(a Delaware statutory trust)

TO

NISSAN-INFINITI LT LLC

(a Delaware limited liability company)

Pursuant to Section 18-214 of the Delaware Limited Liability Company Act, as amended, and Section 3821 of the Delaware Statutory Trust Act, as amended, the undersigned hereby certifies the following with respect to the conversion (the “Conversion”) of Nissan-Infiniti LT, a Delaware statutory trust (the “Other Entity”), to Nissan-Infiniti LT LLC, a Delaware limited liability company (the “Company”):

1.) The Other Entity was first formed in the State of Delaware on July 7, 1998. The jurisdiction of formation of the Other Entity immediately prior to the filing of this Certificate of Conversion is Delaware.

2.) The Other Entity is a Delaware statutory trust immediately prior to the filing of this Certificate of Conversion and the name of the Other Entity immediately prior to the filing of this Certificate of Conversion is:

Nissan-Infiniti LT

3.) The name of the limited liability company to which the Other Entity shall be converted, as set forth in the Certificate of Formation of the Company being filed contemporaneously herewith, is:

Nissan-Infiniti LT LLC

4.) The Conversion shall be effective on April 1, 2021 at 3:01 a.m. Eastern Daylight Time.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion as of this 31st day of March, 2021.

NISSAN-INFINITI LT

By: Wilmington Trust Company, as Delaware Trustee

By:	/s/ Dorri Costello
Name:	Dorri Costello
Title:	Vice President

Certificate of Conversion (Nissan-Infiniti LT)